77Q1

A. Materials Amendments to the Registrant's Charter or By-Laws

Registrant incorporates herein by reference the amended Agreement and Declaration of Trust changing the Registrant's name from SPARX Funds Trust to SPARX Asia Funds filed as exhibit
(a)(2) to the Registrant's Post-Effective Amendment No. 6 as filed electronically with the SEC on July 7, 2007. (Accession No. 0000899681-07-000529).

B. Text of Any Proposal Described in Answer to Sub-Item 77D.

The paragraphs under "Investment Objective and Policies and Main
Risks-Investment Objective and Policies-Asia Pacific Funds" on pages 3 and 4 of the Prospectus are replaced with the following:

Each of Asia Pacific Opportunities Fund and Asia Pacific Equity Income Fund will invest, under normal circumstances, at least 80% of the value of its net assets, plus the amount of any borrowings for investment purposes, in equity securities of Asia Pacific companies (excluding Japan) and investments with economic characteristics similar to equity securities of Asia Pacific companies. The funds consider the following companies to be "Asia Pacific companies": (1) companies organized under the laws of an Asia Pacific country or that maintain their principal place of business in an Asia Pacific country; (2) companies whose securities are traded principally in the Asia Pacific region; or (3) companies which, during the company's most recent fiscal year, derived at least 50% of their revenues or profits from goods produced or sold, investments made, or services performed in Asia Pacific region or that have at least 50% of their assets in the Asia Pacific region.

Countries in which the funds may currently invest include
Australia, Bangladesh, China, Hong Kong, India, Indonesia,
Macau, Malaysia, New Zealand, Pakistan, The Philippines,
Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam.
Countries in which the funds invest will vary over time.

Each fund may invest in a wide variety of investments, including common stocks, preferred stocks, warrants and other rights and securities convertible into or exchangeable for common stocks; interests in pooled investment vehicles; real estate investment trusts (REITs) or REIT-like structures; and structured or derivative instruments, such as participation notes issued by broker-dealers or other financial institutions or intermediaries or other equity-linked securities, swap agreements, warrants or other instruments designed to replicate, or otherwise provide exposure to, the performance of one or more equity securities of Asia Pacific companies or an index of equity securities of Asia Pacific companies and options, futures contracts, options on futures contracts, forward contracts and swap agreements (including those related to currencies, stocks, indexes and interest rates). Asia Pacific Opportunities Fund focuses on a growth-oriented strategy in selecting investments, while Asia Pacific Equity Income Fund's strategy focuses on dividend-paying stocks. The funds invest in companies regardless of market capitalization.

The paragraph titled "Derivatives risk" on page 6 of the Prospectus is replaced with the following:

*	Derivatives risk.  Each of Asia Pacific Opportunities Fund and
Asia Pacific Equity Income Fund may invest in structured or derivative instruments to seek to increase return, as a substitute for direct investments or in connection with a hedging strategy. Structured or derivative instruments may include participation notes issued by broker-dealers or other financial institutions or intermediaries or other equity-linked securities, swap agreements, warrants or other instruments designed to replicate, or otherwise provide exposure to, the performance of one or more Asia Pacific equities or an index of Asia Pacific equities, and options, futures contracts, options on futures contracts, forward contracts and swap agreements (including those related to currencies, stocks, indexes and interest rates). Japan Fund and Japan Smaller Companies Fund may invest in derivative instruments for hedging purposes. A small investment in these instruments could have a potentially large impact on a fund's performance. The use of structured and derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in the underlying assets. The risks of a fund's investments in these instruments may include, depending on the specific instrument, the risk that a counterparty to or issuer of the instruments may not make required payments or otherwise comply with the instruments' terms, increased volatility, illiquidity and difficulty in valuation. In addition, the risks of investing in structured or derivative instruments as a substitute for making direct investments include many of the risks of the direct investments.

E.  New or Amended Investment Advisory Contracts

Form of Investment Advisory Agreement between SPARX Asia Funds and SPARX Investment & Research, USA, Inc. ("SPARX USA") dated October 31, 2003, as revised August 13, 2007 with respect to SPARX Japan Smaller Companies Fund, SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund and Form of Sub-Investment Advisory Agreement between SPARX USA and SPARX Asset Management Co., Ltd. dated October 1, 2006, as revised July 31, 2007 with respect to SPARX Japan Fund and SPARX Japan Smaller Companies Fund are incorporated herein by reference as exhibit (d)(1) and (d)(2), respectively, to Registrant's Post-Effective Amendment No. 6 as filed electronically with the SEC on July 25, 2007 (Accession No. 0000899681-07-000529).

Form of Investment Advisory Agreement between SPARX Asia Funds and SPARX USA dated October 31, 2003, as revised August 13, 2007 with respect to SPARX Japan Fund, SPARX Japan Smaller Companies Fund, PMA Capital Management Limited ("PMACM") and SPARX Asia Pacific Equity Income Fund, Form of Sub-Investment Advisory Agreement between SPARX USA and PMACM with respect to SPARX Asia Pacific Opportunities Fund and SPARX Asia Pacific Equity Income Fund (the "Asia Pacific Funds") and Form of Sub-Investment Advisory Agreement between PMACM and PMA Investment Advisers, Limited with respect to the Asia Pacific Funds are incorporated herein by reference as exhibit (d)(1), (d)(3) and
(d)(4), respectively, to Registrant's Post-Effective Amendment No. 7 as filed electronically with the SEC on August 10, 2007 (Accession No. 0000899681-07-000584).